UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2023

NiSource Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16189	35-2108964
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

801 East 86th Avenue Merrillville, IN	46410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (877) 647-5990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	NI	NYSE
Depositary Shares, each representing a 1/1,000th ownership interest in a share of 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $25,000 per share and a 1/1,000th ownership interest in a share of Series B-1 Preferred Stock, par value $0.01 per share, liquidation preference $0.01 per share	NI PR B	NYSE
Series A Corporate Units	NIMC	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2023, the Board of Directors (the “Board”) of NiSource Inc. (the “Company”) approved the appointment of Shawn Anderson to Executive Vice President and Chief Financial Officer (“CFO”) at which time, Donald Brown the then-serving CFO, was appointed as the Company’s Executive Vice President and Chief Innovation Officer, in each case effective March 27, 2023. Also on March 14, 2023, the Board approved the appointment of Melody Birmingham as Executive Vice President and President NiSource Utilities, effective March 27, 2023.

Mr. Anderson, age 41, most recently served as the Company’s Senior Vice President, Strategy and Chief Risk Officer since May 24, 2022. Prior to this role, Mr. Anderson served as the Company’s Vice President, Strategy from January 2019 to May 2020 and the Company’s Treasurer and Chief Risk Officer from June 2016 to December 2018.

In connection with his appointment as the Company’s CFO, Mr. Anderson will receive an annual base salary of $550,000, and his annual incentive award under the Company’s short-term cash-based incentive program will have a target payout of 75% of his annual base salary. Mr. Anderson will also receive an additional incremental grant under the Company’s long-term incentive program with a grant date fair value of $425,000. This grant will be awarded as a combination of service-based restricted stock units (20%) and performance-based share units (80%), each vesting during the first quarter of 2026, unless otherwise determined by the Compensation and Human Capital Committee of the Board. Vesting of the performance-based share units is contingent on satisfaction of pre-determined performance criteria.

Ms. Birmingham, age 51, most recently served as the Company’s Executive Vice President, Chief Innovation Officer since July 1, 2022. Prior to this role, Ms. Birmingham was the Senior Vice President and Chief Administrative Officer at Duke Energy Corporation, a utility company (“Duke Energy”), since May 2021, where she was responsible for information technology, enterprise security, administrative services, and the supply chain organization. Prior to that, she served as SVP and Chief Procurement Officer at Duke Energy from December 2018 until May 2021. From June 2015 until December 2018, she served as State President of Duke Energy’s Indiana operations with responsibilities for the state utilities’ financial performances and customer experiences, in addition to rates and regulatory strategy, government affairs, community relations and economic development. Prior to that position, Ms. Birmingham served as Senior Vice President of Midwest Delivery Operations for Duke Energy. Ms. Birmingham is also a board member of 1st Source Corporation and 1st Source Bank.

Ms. Birmingham remains subject to the same compensation arrangements and other agreements previously entered into in connection with her employment by the Company and as disclosed in the Company’s Current Report on Form 8-K dated May 25, 2022.

Mr. Anderson and Ms. Birmingham are entitled to participate in the Company’s benefit plans and the executive severance policy. In addition, Mr. Anderson and Ms. Birmingham are subject to a change in control and termination agreement with the Company that provides for a lump sum payment equal to two times his or her annual base salary and target incentive bonus compensation and 130% of COBRA continuation premiums due for the two-year period following termination. The executive severance policy and the form of the change in control and termination agreement were previously filed as Exhibits 10.47 and 10.23, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and these benefits are described in the Company’s definitive proxy statement, dated April 19, 2022.

Neither Mr. Anderson nor Ms. Birmingham has any direct or indirect material interest in any transaction or proposed transaction involving the Company required to be reported under Item 404(a) of Regulation S-K. There are no arrangements or understandings pursuant to which he or she was selected as an officer of the Company, and there are no family relationships requiring disclosure under Item 401(d) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On March 14, 2023, the Board approved the appointment of Michael Luhrs as Executive Vice President, Strategy and Risk, Chief Commercial Officer of the Company, effective March 27, 2023.

On March 15, 2023, the Company issued a press release announcing the appointments of Messrs. Anderson, Brown, and Luhrs and Ms. Birmingham. A copy of that press release is furnished as an exhibit to this report. The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	NiSource Inc. Press Release dated March 15, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NiSource Inc.
(Registrant)

Date: March 15, 2023	By:	/s/ Kimberly S. Cuccia
Kimberly S. Cuccia
Senior Vice President, General Counsel and Corporate Secretary